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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                              (AMENDMENT NO.    )

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [_]

  Check the appropriate box:
  [_]Preliminary Proxy Statement     [_]Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
  [X]Definitive Proxy Statement
  [_]Definitive Additional Materials
  [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SILGAN HOLDINGS INC.

  -----------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  _______________________________________________________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
  [X]No fee required.
  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
  11.
    (1) Title of each class of securities to which transaction applies:
        -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        -----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        -----------------------------------------------------------------------
    (5) Total fee paid:
        -----------------------------------------------------------------------
  [_] Fee paid previously with preliminary materials.
      ----------------------------------------------------------------------
  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount previously paid:
          ---------------------------------------------------------------------
      (2) Form, Schedule or Registration Statement no.:
          ---------------------------------------------------------------------
      (3) Filing Party:
          ---------------------------------------------------------------------
      (4) Date Filed:
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

                             SILGAN HOLDINGS INC.
                               4 LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                                (203) 975-7110

                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 2, 1998
                               ----------------

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Silgan Holdings Inc., a Delaware corporation (the "Company"; where appropriate, references to the "Company" shall be to Silgan Holdings Inc. and its subsidiaries), will be held at the Tara Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 at 9:00 a.m. on Tuesday, June 2, 1998, for the following purposes:

  1. To elect two directors of the Company to serve until the Company's annual meeting of stockholders in 2001 and until their successors are duly elected and qualified;

  2. To amend the Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan solely to establish a maximum limit on the number of shares of Common Stock with respect to which options may be granted thereunder to any individual in a single calendar year;

  3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

  4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  The close of business on April 15, 1998 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
May 1, 1998

PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE MEETING. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED.

PLEASE NOTE THAT THE MEETING WILL BE HELD TO VOTE ON THE FIRST THREE ITEMS LISTED ABOVE, TABULATE THE VOTES CAST IN RESPECT OF SUCH ITEMS AND REPORT THE RESULTS OF SUCH VOTE. NO PRESENTATIONS OR OTHER BUSINESS MATTERS ARE PLANNED FOR THE MEETING.

                             SILGAN HOLDINGS INC.
                               4 LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                                (203) 975-7110

                                ---------------
                                PROXY STATEMENT
                                ---------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 2, 1998
                                ---------------

TO STOCKHOLDERS OF SILGAN HOLDINGS INC.:

  This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc. (the "Company"; where appropriate, references to the "Company" shall be to Silgan Holdings Inc. and its subsidiaries) for use at the annual meeting of stockholders (the "Meeting") to be held at the Tara Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Tuesday, June 2, 1998, at 9:00 a.m., and at any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about May 1, 1998.

  Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 15, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 19,010,617 shares of Common Stock issued and outstanding, each of which is entitled to one vote. The Company has no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

  All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares represented by such proxies will be voted FOR the election of the nominees for director listed below, FOR the proposed amendment to the Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. It is not anticipated that any matters other than those set forth in this Proxy Statement will be brought before the Meeting. If any other matters properly come before the Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Shares"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal specified in the Notice of Meeting has received the requisite number of affirmative votes.

  Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

  In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone without extra remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULE, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE
NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

                             ELECTION OF DIRECTORS

NOMINEES

  The Company's Board of Directors is composed of six members, divided evenly into three classes (designated Class I, Class II and Class III). At each annual stockholders' meeting, directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years, and the remaining directors will continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting two of the Company's six directors will be elected, and each director will be required to stand for election once every three years.

  The two Class I directors, whose terms expire at the Meeting, are R. Philip Silver and Leigh J. Abramson. The Board of Directors has nominated each of Messrs. Silver and Abramson for re-election at the Meeting, each to serve until the Company's annual meeting of stockholders in 2001 and until his successor has been duly elected and qualified.

  In accordance with the terms and provisions of the Stockholders Agreement (the "Principals Stockholders Agreement"), dated as of February 14, 1997 among
R. Philip Silver, D. Greg Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), and the Stockholders Agreement, dated as of December 21, 1993 among Messrs. Silver and Horrigan, MSLEF II, Bankers Trust New York Corporation ("BTNY") and the Company (the "Stockholders Agreement"), the Company expects that Messrs. Silver and Horrigan, MSLEF II and BTNY will vote all of the shares of Common Stock held by them (approximately 72% of the outstanding Common Stock) in favor of Messrs. Silver and Abramson for election as Class I Directors of the Company. For a description of the material terms and provisions of the Principals Stockholders Agreement and the Stockholders Agreement, see "Certain Relationships and Related Transactions--Stockholders Agreements."

  Each nominee for Class I Director of the Company has consented to be named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve for any reason, the shares represented by all properly executed proxies will be voted for such alternate individual as shall be designated by the Board of Directors of the Company.

  Certain information regarding each nominee for Class I Director of the Company and each director whose term continues after the Meeting is set forth below, including such individual's age (as of December 31, 1997) and principal occupations, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company.

 Nominees for Election as Directors (Class I) -- term expiring 2001

  R. Philip Silver, age 55, has been Chairman of the Board and Co-Chief Executive Officer of the Company since March 1994. Mr. Silver is one of the founders of the Company and was formerly President of the Company. Mr. Silver has been a Director of the Company since its inception. Mr. Silver has been a Director of Silgan Containers Corporation, one of two wholly owned subsidiaries of the Company through which the Company conducts principally all of its business ("Containers"), since its inception in August 1987 and Vice President of Containers since May 1995. Mr. Silver has been a Director of Silgan Plastics Corporation, the other wholly owned subsidiary of the Company through which the Company conducts principally all of its business ("Plastics"), since its inception in August 1987 and Chairman of the Board of Plastics since March 1994. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986. From September 1989 through August 1993, Mr. Silver held various positions with Sweetheart Holdings Inc. and Sweetheart Cup Company, Inc., including Chairman of the Board and Director. Mr. Silver is a Director of Johnstown America Industries, Inc.

  Leigh J. Abramson, age 29, has been a Director of the Company, Containers and Plastics since September 1996. He has been a Vice President of Morgan Stanley & Co. Incorporated ("Morgan Stanley") since 1998.

From 1994 to 1998 Mr. Abramson was an Associate of Morgan Stanley. Mr. Abramson has been a Vice President of Morgan Stanley Leveraged Equity Fund II, Inc., the general partner of MSLEF II ("MSLEF II, Inc."), and of the managing general partner of the general partner of Morgan Stanley Capital Partners III, L.P. ("MSCP III") since 1995. Mr. Abramson has been with Morgan Stanley since 1990, first in the Corporate Finance Division and, since 1992, in the Merchant Banking Division. Mr. Abramson is also a Director of PageMart Wireless, Inc. and Jefferson Smurfit Corporation.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR OF THE COMPANY.

 Incumbent Directors (Class II) -- term expiring 1999

  D. Greg Horrigan, age 54, has been President and Co-Chief Executive Officer of the Company since March 1994. Mr. Horrigan is one of the founders of the Company and was formerly Chairman of the Board of the Company. Mr. Horrigan has been a Director of the Company since its inception. Mr. Horrigan has been Chairman of the Board of Containers and a Director of Containers and Plastics since their inception in August 1987. Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987. From September 1989 through August 1993, Mr. Horrigan held various positions with Sweetheart Holdings Inc. and Sweetheart Cup Company, Inc., including Chairman of the Board and Director.

  Robert H. Niehaus, age 42, has been a Director of the Company, Containers and Plastics since their inception. Mr. Niehaus joined Morgan Stanley in 1982 and has been a Managing Director of Morgan Stanley since 1990. Mr. Niehaus is also a Managing Director and a Director of each of MSLEF II, Inc. and the managing general partner of the general partner of MSCP III. Mr. Niehaus is also a Director of Allegiance Telecom, Inc., American Italian Pasta Company, ARM Financial Group Inc., Fort James Corporation, PageMart Wireless, Inc. and Waterford Wedgwood UK plc (of which he is Chairman).

 Incumbent Directors (Class III) -- term expiring 2000

  Thomas M. Begel, age 55, has been a Director of the Company since May 1997. Mr. Begel has been Chairman and Chief Executive Officer of TMB Industries since 1989 and has been Chairman, President, Chief Executive Officer and a Director of Johnstown America Industries, Inc. since 1991. Mr. Begel was Chairman, President and Chief Executive Officer of The Pullman Company until its acquisition in 1988. From 1981 to 1983, Mr. Begel was Senior Vice President of the Engineered Products Group of the Signal Companies, Inc. and Senior Vice President of Wheelabrator-Frye, Inc.

  Jeffrey C. Crowe, age 51, has been a Director of the Company since May 1997. Mr. Crowe has been Chairman of the Board, President and Chief Executive Officer of Landstar System, Inc. ("Landstar") since April 1991, and President and Chief Executive Officer of Landstar System Holdings, Inc. ("LSHI") since June 1989 and Chairman of LSHI since March 1991. Mr. Crowe has been President of Signature Insurance Company, a subsidiary of LSHI, since February 1997. Mr. Crowe also serves in a number of capacities at the American Trucking Association, Inc. ("ATA"), including Secretary and a member of the ATA Executive Committee, and has served as a Director of the ATA Foundation since November 1989. Mr. Crowe has also served as Chairman of the National Defense Transportation Association since October 1993. Mr. Crowe has served as a Director of the National Chamber Foundation since November 1997, and a Director of the U.S. Chamber of Commerce since February 1998.

  Messrs. Silver, Horrigan, Niehaus and Abramson were elected as directors of the Company in accordance with certain provisions of the Principals Stockholders Agreement and the Stockholders Agreement. Messrs. Begel and Crowe were nominated for election as directors of the Company pursuant to certain provisions of the Principals Stockholders Agreement and were elected to the Board of Directors of the Company in accordance with certain provisions of the Company's Restated Certificate of Incorporation. See "Certain Relationships and Related Transactions--Stockholders Agreements."

  The Board of Directors met two times and acted by written consent nine times during 1997. Other than Mr. Abramson, who attended the meeting held during 1997 by the Audit Committee (the only committee on which

Mr. Abramson served during 1997) and one of the two meetings of the Board of Directors held during 1997, no incumbent director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 1997 while he was a director and (2) the total number of meetings held by all committees of the Board of Directors on which he served in 1997.

  The Board has three standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

    1. Audit Committee. The Audit Committee has the responsibility of reviewing and supervising the financial controls of the Company. The Audit Committee's responsibilities include (i) making recommendations to the Board of Directors with respect to its financial statements and the appointment of independent auditors, (ii) reviewing significant audit and accounting policies and practices of the Company, (iii) meeting with the Company's independent public auditors concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of overall accounting and financial controls of the Company. The Audit Committee currently consists of Messrs. Silver, Niehaus and Abramson. The Audit Committee held one meeting during 1997.

    2. Compensation Committee. The Compensation Committee has the responsibility of (i) reviewing matters relating to the compensation of all executive officers of the Company (other than those who are compensated by S&H Inc. (see "Certain Relationships and Related Transactions" and "Executive Compensation")), including any executive officers of the subsidiaries of the Company who are within the five most highly compensated executive officers of the Company and its subsidiaries, and (ii) making recommendations to the Board of Directors with respect to the compensation of such executive officers. The Compensation Committee currently consists of Messrs. Horrigan, Begel and Crowe. Messrs. Begel and Crowe are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee was constituted in September 1997 but did not formally meet during 1997.

    3. Stock Option Committee. The Stock Option Committee administers the Silgan Holdings Inc. 1989 Fourth Amended and Restated Stock Option Plan (the "Stock Option Plan") and determines the officers and key employees of the Company to whom stock options should be granted in accordance with the Stock Option Plan. The Stock Option Committee currently consists of Messrs. Silver, Horrigan and Abramson. The Stock Option Committee did not formally meet during 1997 but acted by written consent three times during such period.

  The Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

  Directors who do not receive compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $20,000 for their service on the Board of Directors, and a fee of $2,000 for each meeting of the Board of Directors or any committee thereof that they attend, plus reasonable out-of-pocket expenses. Directors who receive compensation as officers or employees of the Company or any of its affiliates do not receive annual or per diem fees. Prior to the Company's initial public offering of its Common Stock (the "IPO"), no director of the Company or its subsidiaries received any compensation for serving as a director of the Company or its subsidiaries.

                              EXECUTIVE OFFICERS

  The Board of Directors appoints the Company's executive officers, and the executive officers of the Company's subsidiaries are appointed by the respective Boards of Directors of such subsidiaries. Certain information concerning the Company's executive officers is set forth below, including such individual's age (as of December 31, 1997), except that information concerning Messrs. Silver and Horrigan is set forth above under "Election of Directors." There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

  Harley Rankin, Jr., age 58, has been Executive Vice President and Chief Financial Officer of the Company since January 1989 and Treasurer of the Company since January 1992. Mr. Rankin has been Vice President of Containers and Plastics since January 1991 and May 1991, respectively, and was Treasurer of Plastics from January 1994 to December 1994. Prior to joining the Company, Mr. Rankin was Senior Vice President and Chief Financial Officer of Armtek Corporation. Mr. Rankin was Vice President and Chief Financial Officer of Continental Can Company from November 1984 to August 1986. From September 1989 to August 1993, Mr. Rankin was Vice President, Chief Financial Officer and Treasurer of Sweetheart Holdings Inc. and Vice President of Sweetheart Cup Company, Inc.

  Frank W. Hogan, III, age 37, has been Vice President, General Counsel and Secretary of the Company since June 1997. Mr. Hogan has also been Vice President, General Counsel and Secretary of Containers and Plastics since June 1997. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts. From April 1988 to September 1995, Mr. Hogan was an associate at such firm.

  Glenn A. Paulson, age 54, has been Vice President-Corporate Development of the Company since January 1996. Mr. Paulson was employed by Containers to manage the transition of the Food Metal & Specialty business ("AN Can") of American National Can Company ("ANC") from August 1995 to December 1995. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

  Harold J. Rodriguez, Jr., age 42, has been Vice President of the Company since March 1994 and Controller and Assistant Treasurer of the Company since March 1990. Prior to 1990, Mr. Rodriguez was Assistant Controller and Assistant Treasurer of the Company since its inception. Mr. Rodriguez has been Vice President of Containers and Plastics since March 1994. From September 1989 to August 1993, Mr. Rodriguez was Controller, Assistant Secretary and Assistant Treasurer of Sweetheart Holdings Inc. and Assistant Secretary and Assistant Treasurer of Sweetheart Cup Company, Inc. From 1978 to 1987, Mr. Rodriguez was employed by Ernst & Young LLP, last serving as Senior Manager specializing in taxation.

EXECUTIVE OFFICERS OF CONTAINERS

  James D. Beam, age 54, has been President of Containers since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President--Marketing & Sales of Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

  Gary M. Hughes, age 55, has been Executive Vice President of Containers since January 1998. Previously, Mr. Hughes was Vice President--Sales & Marketing of Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various sales positions.

  Gerald T. Wojdon, age 61, has been Executive Vice President of Containers since January 1998. Previously, Mr. Wojdon was Vice President--Operations of Containers since September 1987. From August 1982 to August 1987, Mr. Wojdon was General Manager of Manufacturing of the Can Division of the Carnation Company.

  Joseph A. Heaney, age 44, has been Vice President--Finance of Containers since October 1995. From September 1990 to October 1995, Mr. Heaney was Controller, Food Metal and Specialty Division of ANC. From August 1977 to August 1990, Mr. Heaney was employed by ANC and American Can Company in various divisional, regional and plant finance/accounting positions.

  H. Dennis Nerstad, age 60, has been a Vice President of Containers since December 1993. From August 1989 to December 1993, Mr. Nerstad was Vice President--Distribution and Container Manufacturing of Del

Monte Corporation ("Del Monte") and was a Director of Container Manufacturing of Del Monte from November 1983 to July 1989. Prior to 1983, Mr. Nerstad was employed by Del Monte in various regional and plant positions.

  Ward B. Thompson, age 49, has been Vice President--Sales & Marketing of Containers since March 1998. Previously, Mr. Thompson was employed by Rexam plc in various officer positions, including most recently as Vice President, Business Development (coated films and paper sector), President (Metallising), and Vice President, General Manager (Metallising Americas).

  John Wilbert, age 39, has been Vice President--Operations of Containers since January 1998. From October 1992 to January 1998, Mr. Wilbert was Area Manager of Operations of Containers.

EXECUTIVE OFFICERS OF PLASTICS

  Russell F. Gervais, age 54, has been President of Plastics since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President-- Sales & Marketing of Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

  Howard H. Cole, age 52, has been Vice President of Plastics since September 1987. From April 1986 to September 1987, Mr. Cole was Manager of Personnel of the Monsanto Engineered Products Division of Monsanto Company.

  Colleen J. Jones, age 37, has been Vice President--Finance of Plastics since December 1994. From October 1993 to December 1994, Ms. Jones was Corporate Controller of Plastics and from July 1989 to October 1993, she was Manager-- Finance of Plastics. From July 1982 to July 1989, Ms. Jones was an Audit Manager for Ernst & Young LLP.

  Alan H. Koblin, age 45, has been Vice President--Sales & Marketing of Plastics since 1994. From 1992 to 1994, Mr. Koblin was Director of Sales & Marketing of Plastics. From 1990 to 1992, Mr. Koblin was Vice President of Churchill Industries.

  Charles Minarik, age 60, has been Vice President--Operations and Commercial Development of Plastics since May 1993. From February 1991 to August 1992, Mr. Minarik was President of Wheaton Industries Plastics Group. Mr. Minarik was Vice President--Marketing of Constar International, Inc. from March 1983 to February 1991.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENTS

  The Company, Containers and Plastics each entered into an amended and restated management services agreement dated as of February 14, 1997 (collectively, the "Management Agreements") with S&H Inc., a corporation wholly owned by Messrs. Silver and Horrigan ("S&H"), to replace in its entirety its then existing management services agreement, as amended (collectively, the "Old Management Agreements"), with S&H. Pursuant to the Management Agreements, S&H provides the Company, Containers and Plastics and their respective subsidiaries with general management and administrative services (the "Services"). The Management Agreements provide for payments to S&H (i) on a monthly basis, of $5,000 plus an amount equal to 2.475% of consolidated earnings before depreciation, interest and taxes of the Company ("Company EBDIT"), for such calendar month until Company EBDIT for the calendar year shall have reached an amount set forth in the Management Agreements for such calendar year (the "Scheduled Amount") and 1.65% of Company EBDIT for such calendar month to the extent that Company EBDIT for the calendar year shall have exceeded the Scheduled Amount but shall not have been greater than an amount (the "Maximum Amount") set forth in the Management Agreements and (ii) on a quarterly basis, of an amount equal to 2.475% of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year shall have reached the Scheduled Amount and 1.65% of Company EBDIT for such calendar quarter to the extent that Company EBDIT for the calendar year shall have exceeded the Scheduled Amount but shall not have been greater than the Maximum Amount (the "Quarterly Management Fee"). The Scheduled Amount was $89.5 million for the calendar year 1997, and is $95.5 million and $101.5 million for the calendar years 1998 and 1999, respectively, and the Maximum Amount was $100.504 million for the calendar year 1997, and is $102.964 million and $105.488 million for the calendar years 1998 and 1999, respectively. For the calendar year 2000, the Scheduled Amount and the Maximum Amount is $108.653 million, and for each calendar year thereafter the Scheduled Amount and Maximum Amount increases by 3% from the previous year.

  After the initial term of the Management Agreements (which continues until June 30, 1999), the Management Agreements will be automatically renewed for successive one-year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The independent directors of the Company will determine on behalf of the Company and its subsidiaries whether to give such written notice not to renew. The Management Agreements may be terminated (i) at the option of each of the respective companies upon the failure or refusal of S&H to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given; (ii) at the option of S&H upon the failure or refusal of any of the respective companies to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given;
(iii) at the option of S&H or the respective companies (a) if S&H or one of the companies is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the companies if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution,
(c) if S&H or one of the companies voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan; (iv) upon at least 180 days prior written notice at the option of each of the respective companies for any reason; (v) upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the Management Agreements); (vi) at the option of S&H after a Change of Control; (vii) at the option of the respective companies in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or (viii) at the option of S&H or the respective companies upon the termination of any of the Management Agreements for Cause. The Management Agreements prohibit S&H from competing with the Company during the term thereof and, only if S&H terminates the Management Agreements pursuant to clause (v) above, for a period of one year after such termination. The Management Agreements provide that, in the event that they are terminated pursuant to clause (iv) above, each of the respective companies will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H thereunder through the end of the initial term or renewed term, as the case may be, thereof.

  Additionally, the Management Agreements provide that the Company, Containers, Plastics and their respective subsidiaries shall reimburse S&H, on a monthly basis, for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties, in connection with such Services. All fees and expenses paid to S&H under each of the Management Agreements are credited against amounts paid to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Containers and Plastics have agreed, subject to certain exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

  The Management Agreements also provide that S&H may select a consultant, subcontractor or agent to provide the Services. S&H has retained Morgan Stanley to render financial advisory services to S&H. In connection with such retention, S&H has agreed to pay Morgan Stanley a fee equal to 9.1% of the fees paid to S&H under the Management Agreements.

  Prior to entering into the Management Agreements, each of the Company, Containers and Plastics were parties with S&H to the Old Management Agreements dated as of December 31, 1993. The Old Management Agreements contained substantially the same terms as the Management Agreements, including the same Scheduled Amounts and Maximum Amounts, except that the Old Management Agreements contained no provisions for renewal after the initial term.

  The Company believes that it is difficult to determine whether the Management Agreements are, and whether the Old Management Agreements were, on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided thereunder and the expertise and skills of the individuals providing such services. The Company believes that arrangements under the Management Agreements are, and that the arrangements under the Old Management Agreements were, fair to both parties.

  For the year ended December 31, 1997, under the Old Management Agreements (with respect to the period from January 1, 1997 to February 13, 1997) and the Management Agreements (with respect to the period from February 14, 1997 to December 31, 1997), S&H earned aggregate fees, including reimbursable expenses and fees payable to Morgan Stanley, of $5.4 million from the Company, and Morgan Stanley earned fees of $0.4 million.

STOCKHOLDERS AGREEMENTS

  Messrs. Silver and Horrigan, MSLEF II, BTNY and the Company are parties to the Stockholders Agreement, which provides for certain rights and obligations among them and between them and the Company. In addition, Messrs. Silver and Horrigan and MSLEF II are parties to the Principals Stockholders Agreement, which provides for certain rights and obligations among such stockholders. The following is a summary of the material provisions of the Stockholders Agreement and the Principals Stockholders Agreement.

  The Stockholders Agreement provides that for a period of eight years after the IPO, MSLEF II has the right to demand two separate registrations of its shares of Common Stock; provided, however, that such demand right terminates at such time as MSLEF II, together with its affiliates, owns less than five percent of the issued and outstanding shares of Common Stock. If, at any time or from time to time for a period of eight years after the IPO, the Company determines to register additional shares of Common Stock (other than in connection with certain non-underwritten offerings), the Company must offer each of MSLEF II, BTNY and Messrs. Silver and Horrigan the opportunity to register shares of Common Stock it holds in a "piggyback registration."

  The Stockholders Agreement prohibits the transfer prior to June 30, 1999 by MSLEF II or by Messrs. Silver or Horrigan of Common Stock without the prior written consent of the others, except for (i) transfers made in connection with a public offering or a Rule 144 Open Market Transaction (as defined in the Stockholders Agreement), (ii) transfers made to an affiliate, which, in the case of a transfer by MSLEF II to an affiliate, must be an Investment Entity (defined generally to be any person who is primarily engaged in the business of investing in securities of other companies and not taking an active role in the management or operations of such companies), (iii) certain transfers by MSLEF II to an Investment Entity or, in the event of certain defaults under the Management Agreement between S&H and the Company, to a third party, in each case that comply with certain rights of first refusal granted to the Group (the "Group" is defined generally to mean, collectively, Messrs. Silver and Horrigan and their respective affiliates and certain related family transferees and estates; with Mr. Silver and his affiliates and certain related family transferees and estates being deemed to be collectively one member of the Group, and Mr. Horrigan and his affiliates and certain related family transferees and estates being deemed to be collectively another member of the Group) set forth in the Stockholders Agreement, (iv) certain transfers by either member of the Group to a third party that comply with certain rights of first refusal granted to the other member of the Group and MSLEF II set forth in the Stockholders Agreement, and (v) in the case of MSLEF II, a distribution of all or substantially all of the shares of Common Stock then owned by MSLEF II to the partners of MSLEF II (a "MSLEF Distribution"). Notwithstanding the foregoing, each of Messrs. Silver and Horrigan and MSLEF II may pledge his or its shares of Common Stock to a lender or lenders reasonably acceptable to the Company to secure a loan or loans to him or it. In the event of any proposed foreclosure of such pledge, such shares will be subject to certain rights of first refusal set forth in the Stockholders Agreement.

  Concurrent with the IPO, MSLEF II and Messrs. Silver and Horrigan entered into the Principals Stockholders Agreement. The Principals Stockholders Agreement provides that (i) for so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, each of Messrs. Silver and Horrigan will use his best efforts (including to vote any shares of Common Stock owned or controlled by him) to cause the nomination and election of two members of the Board of Directors of the Company to be chosen by MSLEF II; provided, however, that each such nominee shall be either (a) an employee of Morgan Stanley whose primary responsibility is managing investments for MSLEF II (or a successor or related partnership) or (b) a person reasonably acceptable to the Group not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities of) a business competitive with that of the Company, and (ii) from and after the time that MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold less than one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO and until such time that MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold less than five percent (5%) of the outstanding Common Stock beneficially owned, each of Messrs. Silver and Horrigan will use his best efforts (including to vote any shares of Common Stock owned or controlled by him) to cause the nomination and election of one member of the Board of Directors of the Company to be chosen by MSLEF II; provided, however, that such nominee shall be (i) either an employee of Morgan Stanley whose primary responsibility is managing investments for MSLEF II (or a successor or related partnership) or (ii) a person reasonably acceptable to the Group not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities of) a business competitive with that of the Company.

  In addition, the Principals Stockholders Agreement provides that (i) for so long as the Group holds at least one-half of the number of shares of Common Stock held by it in the aggregate on February 13, 1997, MSLEF II will use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of two individuals nominated by the holders of a majority of the shares of Common Stock held by the Group as members of the Board of Directors of the Company; provided, however, that at least one of such nominees shall be Mr. Silver or Mr. Horrigan and the other person, if not Mr. Silver or Mr. Horrigan, will be a person reasonably acceptable to MSLEF II, so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who may acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, (ii) from and after the time that the Group holds less than one-half of the number of shares of Common Stock held by it in the aggregate on February 13, 1997 and until such time that the Group holds less than five percent (5%) of the outstanding Common Stock beneficially owned, MSLEF II will use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of one individual nominated by the holders of a majority of the shares of Common Stock held by the Group as a member of the Board of Directors of the Company; provided, however, that such nominee shall be Mr. Silver or Mr. Horrigan or, if not Mr. Silver or Mr. Horrigan, a person reasonably acceptable to MSLEF II, so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, and (iii) so long as the Group holds at least one-half of the number of shares of Common Stock held by it in the aggregate on February 13, 1997, the Group will have the right to nominate for election all directors of the Company other than the directors referred to above in this paragraph and in the preceding paragraph, and upon such nomination by the Group such nominees will stand for election to the Company's Board of Directors in accordance with the Company's Restated Certificate of Incorporation, and MSLEF II will vote all shares of Common Stock owned or controlled by it and its affiliates against any director standing for election for the Company's Board of Directors that has not been nominated by the Group, other than the directors referred to above in this paragraph and in the preceding paragraph.

  The Stockholders Agreement contains certain provisions regarding the election of members of the Board of Directors of the Company that are substantially the same as those provisions described in clause (i) of each of the preceding two paragraphs. In addition, pursuant to the Stockholders Agreement BTNY has agreed, until December 1998, to use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of two members of the Board of Directors of the Company to be chosen by the Group and to cause the nomination and election of two members of the Board of Directors of the Company to be chosen by MSLEF II, in each case subject to the applicable conditions set forth in clause (i) of each of the preceding two paragraphs.

  Each of the Stockholders Agreement and the Principals Stockholders Agreement provides that MSLEF II will vote all shares of Common Stock held by it against any unsolicited merger or sale of the Company's business or assets, if such transaction is opposed by the holders of a majority of the shares of Common Stock held by the Group, unless as of the applicable record date for such vote the Group holds less than ninety percent of the number of shares of Common Stock held by it in the aggregate at February 13, 1997.

  The foregoing provisions of the Stockholders Agreement and the Principals Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing the stockholders from receiving a premium for their shares of Common Stock in any proposed acquisition of the Company.

OTHER

  In connection with the issuance and sale by the Company in June 1997 of $300 million principal amount of its 9% Senior Subordinated Debentures due 2009 Morgan Stanley acted as the placement agent and received certain fees amounting to $7.9 million. Morgan Stanley acted as one of the several underwriters in connection with the IPO and received fees of approximately $1.2 million in connection therewith. Morgan Stanley Senior Funding, Inc. ("MSSF"), an affiliate of Morgan Stanley, acts as a Co-Arranger and Co-Documentation Agent under the Company's U.S. bank credit agreement and received fees thereunder of $0.1 million during 1997. MSSF will continue to receive certain fees under such credit agreement in the future.

  In 1997, Landstar provided transportation services to the Company's subsidiaries. The Company expects that Landstar will continue to provide transportation services to the Company's subsidiaries in 1998. The Company believes that these transportation services were provided on terms no more favorable to the Company than provided generally to Landstar's customers. The Company paid Landstar approximately $1.5 million in 1997 for such transportation services. Mr. Jeffrey C. Crowe, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

  In the event that the Company enters into any future transactions with any of its affiliates, the Company expects to enter into any such transactions on terms no less favorable than those available from unaffiliated parties.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who at December 31, 1997 were (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                                                              LONG-TERM
                                  ANNUAL COMPENSATION        COMPENSATION
                             ----------------------------- ----------------
                                                                AWARDS
                                                           ----------------
                                                              SECURITIES
                                                           UNDERLYING STOCK    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY(a)(b) BONUS(a)(c)     OPTIONS      COMPENSATION(d)
---------------------------  ---- ------------ ----------- ---------------- ---------------
R. Philip Silver........     1997  $1,925,000        --          --                 --
 (Chairman of the Board      1996   1,875,000        --          --                 --
 and Co-Chief Executive      1995   1,830,000        --          --                 --
 Officer of the Company
 and Chairman of the
 Board of Plastics)
D. Greg Horrigan........     1997  $1,925,000        --          --                 --
 (President and Co-Chief     1996   1,875,000        --          --                 --
 Executive Officer of        1995   1,830,000        --          --                 --
 the Company and
 Chairman of the Board
 of Containers)
Harley Rankin, Jr.......     1997  $  441,216        --          --                 --
 (Executive Vice             1996     425,007        --          --                 --
 President, Chief            1995     408,978        --          --                 --
 Financial Officer and
 Treasurer of the
 Company)
James D. Beam...........     1997  $  385,800   $ 21,759         --             $65,372
 (President of               1996     372,600    112,339         --              73,805
 Containers)                 1995     361,200        --          --              66,394
Russell F. Gervais......     1997  $  242,200   $121,300         --             $11,706
 (President of Plastics)     1996     234,000    111,400         --               7,020
                             1995     226,000     59,000         --               5,085

--------
(a) The compensation of Messrs. Horrigan, Silver and Rankin reflects amounts as earned and was paid by S&H. Such persons received no direct compensation from the Company or its subsidiaries. See "Certain Relationships and Related Transactions--Management Agreements."
(b) The salaries of Messrs. Beam and Gervais were paid by Containers and Plastics, respectively.
(c) Bonuses of Messrs. Beam and Gervais were earned by them in the year reported in the table and paid in the following year, pursuant to the Silgan Containers Corporation Performance Incentive Plan and the Silgan Plastics Corporation Incentive Plan, respectively. Under such plans, executive officers and other key employees of Containers and Plastics may be awarded cash bonuses provided that such company achieves certain assigned financial targets.
(d) In the case of Mr. Beam, includes amounts contributed under the Silgan Containers Corporation Supplemental Executive Retirement Plan (the "Supplemental Plan") and used to pay premiums for split-dollar life insurance for Mr. Beam maintained in conjunction with the Supplemental Plan and includes amounts contributed by Containers under the Silgan Containers Corporation Deferred Incentive Savings Plan (the "Containers Savings Plan"). For 1997, Containers contributed $49,511 under the Supplemental Plan, and $15,861 under the Containers Savings Plan, for the benefit of Mr. Beam. In the case of Mr. Gervais, includes amounts allocated to Mr. Gervais under the Silgan Plastics Corporation Contributory Retirement Plan.

                      OPTION VALUES AT DECEMBER 31, 1997

                            NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                   DECEMBER 31, 1997                 DECEMBER 31, 1997(a)
                            -----------------------------------    -------------------------
   NAME                       EXERCISABLE       UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
   ----                     ----------------   ----------------    ----------- -------------
   R. Philip Silver........            --               --                 --           --
   D. Greg Horrigan........            --               --                 --           --
   Harley Rankin, Jr.......        233,012           41,118        $ 7,031,330   $1,190,635
   James D. Beam...........        584,609              --          18,442,430          --
   Russell F. Gervais......         80,678           53,784          2,576,675    1,717,740

--------
(a) The value of an unexercised option is based upon the difference between
    (i) $32.50, the closing sale price for a share of the Common Stock on December 31, 1997 as quoted by the Nasdaq National Market System, and (ii) the exercise price per share of Common Stock for such option, and includes the "Carryover Amount" (as defined below under "Stock Option Plan"), if any, payable to the respective optionee upon the exercise of such options.

PENSION PLANS

  The Company has established pension plans (the "Pension Plans") covering substantially all of the salaried employees of Containers and Plastics, respectively, including executive officers (the "Containers Pension Plan" and the "Plastics Pension Plan," respectively). The Pension Plans are defined benefit plans intended to be qualified pension plans under Section 401(a) of the Code, under which pension costs are determined annually on an actuarial basis with contributions made accordingly.

  The following table illustrates the estimated annual normal retirement benefits that are payable under the Containers Pension Plan. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Containers Pension Plan without substantial change and payment in the form of a single life annuity.

                         CONTAINERS PENSION PLAN TABLE

                                       YEARS OF SERVICE
   FINAL AVERAGE    ------------------------------------------------------------
    EARNINGS          10        15        20        25         30         35
   -------------    -------   -------   -------   -------   --------   --------
     $ 50,000       $ 7,130   $10,640   $14,260   $17,830   $ 21,390   $ 24,960
       75,000        11,510    17,260    23,010    28,760     34,520     40,270
      100,000        15,880    23,820    31,760    39,700     47,640     55,580
      125,000        20,260    30,380    40,510    50,640     60,770     70,890
      150,000        24,630    36,950    49,260    61,580     73,890     86,210
      175,000        29,010    43,510    58,010    72,510     87,020    101,520
      200,000        33,380    50,070    66,760    83,450    100,140    116,830
      225,000        37,760    56,630    75,510    94,390    113,270    132,140

  Benefits under the Containers Pension Plan are based on the participant's average base pay (the "Salary" column in the Summary Compensation Table) over the final three years of employment. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of $150,000 (to be indexed for inflation) on compensation taken into account for 1994 and later years (the limit for 1993 was $235,840). Benefits under the Containers Pension Plan are not subject to any deduction for Social Security or other offset amounts.

  As of December 31, 1997, James D. Beam, the only eligible Named Executive Officer, had ten years of credited service under the Containers Pension Plan. Mr. Beam also participates in the Supplemental Plan, which is designed to make up for benefits not payable under the Containers Pension Plan due to Code limitations. Mr. Beam's benefits under the Supplemental Plan are funded through a split-dollar life insurance policy; income attributable to this life insurance policy is included in the "All Other Compensation" column of the Summary Compensation Table.

  The following table illustrates the estimated annual normal retirement benefits that are payable under the Plastics Pension Plan. Such benefit levels assume retirement age at 65, the years of service shown, continued existence of the Plastics Pension Plan without substantial change and payment in the form of a single life annuity.

                          PLASTICS PENSION PLAN TABLE

                                      YEARS OF SERVICE
   FINAL AVERAGE    -----------------------------------------------------------
    EARNINGS          10        15        20        25        30         35
   -------------    -------   -------   -------   -------   -------   --------
     $ 50,000       $ 7,000   $10,550   $14,000   $17,500   $21,000   $ 24,500
       75,000        10,500    15,750    21,000    26,250    31,500     36,750
      100,000        14,000    21,000    28,000    35,000    42,000     49,000
      125,000        17,500    26,250    35,000    43,750    52,500     61,250
      150,000        21,000    31,500    42,000    52,500    63,000     73,950
      175,000        24,500    36,750    49,000    61,250    73,950     87,075
      200,000        28,000    42,000    56,000    70,200    85,200    100,200
      225,000        31,500    47,250    63,000    79,575    96,450    113,325

  Benefits under the Plastics Pension Plan are based on the participant's average total cash compensation (the "Salary" and "Bonus" columns in the Summary Compensation Table) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a)(17) of the Code, which imposes the limits indicated above.

  Benefits under the Plastics Pension Plan may be offset by a social security amount (the plan provides benefits based on the greatest of three formulas, only one of which provides for a social security offset). Each of the benefit estimates in the above table is based on the formula that produces the greatest benefit for individuals with the stated earnings and years of service.

  As of December 31, 1997, Russell F. Gervais, the only eligible Named Executive Officer, had eight years of credited service under the Plastics Pension Plan.

EMPLOYMENT AGREEMENT

  James D. Beam, the President of Containers, has entered into an employment agreement with Containers. The initial term of such employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of such agreement. Mr. Beam's employment agreement provides for, among other things, a minimum severance benefit equal to his then current base salary and benefits for a period of one year following termination (i) if Mr. Beam is terminated by Containers for any reason other than disability or for cause as specified in such agreement, or
(ii) if Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in the agreement.

                       REPORT ON EXECUTIVE COMPENSATION

GENERAL

  The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") was established on September 27, 1997 and, since its formation, has consisted (and currently consists) of Messrs. Horrigan, Begel and Crowe. The Compensation Committee will review matters relating to the compensation of executive officers of the Company (other than those who are compensated by S&H as described below), including any executive officers of the subsidiaries of the Company who are among the Named Executive Officers, and will make recommendations to the Boards of Directors of the Company and its subsidiaries with respect thereto. Such functions were performed by the Board of Directors of the Company as a whole for 1997, since the Compensation Committee was not established until late in 1997 and did not formally meet in 1997. Accordingly, this report (except as it relates to the Stock Option Plan, which portion of this report is presented by the Stock Option Committee) is presented by the entire Board of Directors of the Company.

  The goals of the Company's executive compensation program are as follows:
(i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company's executives to achieve the Company's business strategy; and (iii) to align the interests of the Company's executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company's executive officer compensation program are base salary, annual cash bonuses and stock options. The Stock Option Plan is administered by the Stock Option Committee, as described under the heading "Stock Option Plan" below. Certain of the Company's executive officers also receive additional forms of compensation as described in the Summary Compensation Table and footnote (d) thereto and under the heading "Executive Compensation-- Pension Plans."

  For 1997, the compensation of each executive officer of the Company and its subsidiaries (other than those executive officers compensated by S&H) was determined by the Board of Directors of the company of which such executive officer is an employee. Beginning in 1998, with respect to the compensation of executive officers of the Company, other than those executive officers compensated by S&H, the Compensation Committee will present its recommendations to the Board of Directors of the Company for its approval, and the Board of Directors of the Company will then render its final determinations. The compensation of executive officers of the Company's subsidiaries who are not Named Executive Officers will continue to be determined by the Board of Directors of Containers or Plastics, as the case may be.

COMPENSATION OF CO-CHIEF EXECUTIVE OFFICERS AND CERTAIN OTHER EXECUTIVE
OFFICERS

  Messrs. Silver, Horrigan, Rankin and Rodriguez receive no direct compensation from the Company or its subsidiaries. Such persons are compensated by S&H, which is paid by the Company for management services provided by it to the Company pursuant to the Management Agreements. The amounts paid by the Company to S&H under the Management Agreements are based upon certain fixed financial formulas related to the Company's operating results. The Board of Directors approved the Management Agreements on January 27, 1997, and the Management Agreements were entered into effective as of February 14, 1997. The initial term of the Management Agreements expires on June 30, 1999, and the Management Agreements will be automatically renewed for successive one-year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The independent directors of the Company, who are both currently members of the Compensation Committee, will determine on behalf of the Company and its subsidiaries whether to give such written notice not to renew. See "Certain Relationships and Related Transactions--Management Agreements."

BASE SALARY

  Base salaries for the Company's executive officers (other than for those compensated by S&H) are determined, in part, through general geographic market conditions and comparisons with companies in the packaging industry and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive's base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual's contribution to the Company over the preceding year; (ii) a change in the individual's responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

ANNUAL CASH BONUSES

  If the Company or a subsidiary of the Company, as the case may be, achieves certain assigned financial targets for earnings before depreciation, interest, taxes and amortization ("EBDITA"), annual cash bonuses are paid to the executive officers employed by such company. The EBDITA target levels of each of the Company, Containers and

Plastics for a given year are established at the beginning of such year as part of the operating budget of each such company, which operating budget is approved by such company's Board of Directors. The amount of the bonus, if any, of each such executive officer is determined by a fixed formula which calculates such bonus based on the percentage that the actual applicable EBDITA amount represents of the applicable EBDITA target level. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

TAX DEDUCTIBILITY

  Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. The Company believes its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. However, the Board of Directors recently concluded that it would be advisable to establish certain restrictions on the granting of options under the Stock Option Plan in order to ensure that compensation recognized in connection with the exercise of such options will continue to comply with such requirements. Therefore, the Board of Directors of the Company is requesting that the stockholders approve the proposal described under "Amendment to the Stock Option Plan." In the future, it is the Company's intent to modify, when necessary, compensation plans for the Company's executive officers so that the Company's federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

                                          By the Board of Directors:

                                          R. Philip Silver
                                          D. Greg Horrigan
                                          Robert H. Niehaus
                                          Leigh J. Abramson
                                          Thomas M. Begel
                                          Jeffrey C. Crowe

STOCK OPTION PLAN

  The Stock Option Committee of the Board of Directors administers the Stock Option Plan and has the power to, among other things, choose participants and fix the type of grant and all the terms and conditions thereof, including the number of shares covered by a grant and the exercise price. The Stock Option Plan forms the basis of the Company's long-term incentive compensation plan. The Stock Option Committee believes that placing a portion of compensation in the form of stock options achieves certain objectives: it aligns the interest of the Company's executive officers and key employees directly with those of the Company's stockholders; it gives executive officers and key employees a significant long-term interest in the Company's success; and it helps the Company retain executive officers and key employees. In determining to whom options shall be granted and the number and terms of options to grant to an executive officer or key employee, the Stock Option Committee primarily considers past performance and the prospective value of the options to be granted as a performance incentive. The Stock Option Committee granted options to three executive officers of the Company under the Stock Option Plan in 1997 with respect to 120,000 underlying shares of Common Stock, although none of such options were granted to any of the executive officers listed in the Summary Compensation Table.

                                          By the Stock Option Committee:

                                          R. Philip Silver
                                          D. Greg Horrigan
                                          Leigh J. Abramson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee was established on September 27, 1997 and did not formally meet in 1997. Accordingly, the Compensation Committee did not deliberate on executive compensation matters during 1997. Such functions were performed by the entire Board of Directors of the Company for 1997 (except with respect to the Stock Option Plan, which was, and continues to be, administered by the Stock Option Committee). During 1997, Mr. Silver served as Co-Chief Executive Officer of the Company and as a member of the Board of Directors of Johnstown America Industries, Inc. and, during such period, Mr. Begel served as a director of the Company and as President and Chief Executive Officer of Johnstown America Industries, Inc.

  Other than as described above, during 1997 no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company.

                              COMPANY PERFORMANCE

  The chart below compares the Company's Common Stock performance from the IPO price with the performance of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Dow Jones Containers & Packaging Index, by valuing the changes in common stock prices from February 13, 1997 through December 31, 1997 plus reinvested dividends. The companies included in the Dow Jones Containers & Packaging Index are Ball Corporation; Crown Cork & Seal Company, Inc.; Bemis Company, Inc.; Owens-Illinois, Inc.; Sonoco Products Company; Stone Container Corporation; and Temple-Inland, Inc. The chart below assumes in each case an initial investment of $100.00 on February 13, 1997 plus reinvestment of dividends, with the investment in the Dow Jones Containers & Packaging Index weighted on the basis of market capitalization at February 13, 1997.

               [The Performance Graph appears here. The table below includes the plot points used in the Performance Graph.]



                                            CUMULATIVE TOTAL RETURN
                                            -----------------------
                                        FEBRUARY 13, 1997    DECEMBER 31, 1997
                                        -----------------    -----------------

Silgan Holdings Inc.                          $100                $162.50
Down Jones Containers &
 Packaging Index                              $100                $106.77
S&P 500 Index                                 $100                $125.52


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                   NUMBER OF SHARES OF PERCENTAGE OWNERSHIP OF
                                   COMMON STOCK OWNED     COMMON STOCK (1)
                                   ------------------- -----------------------
R. Philip Silver(2)(3)............      3,576,544               18.81%
D. Greg Horrigan(2)(3)............      3,576,544               18.81%
Robert H. Niehaus(4)..............            --                  --
Leigh J. Abramson(4)..............            --                  --
Thomas M. Begel(5)................          2,100                 *
Jeffrey C. Crowe(6)...............          2,000                 *
Harley Rankin, Jr.(7).............        232,288                1.21%
James D. Beam(8)..................        535,535                2.74%
Russell F. Gervais(9).............        107,620                 *
The Morgan Stanley Leveraged
 Equity Fund II, L.P.(3)(10)......      5,835,842               30.70%
FMR Corp.(11).....................      1,087,800                5.72%
All officers and directors as a
 group............................      8,747,177               42.52%

--------
 (1) An asterisk denotes beneficial ownership of 1% or less of the Common
     Stock.
 (2) Director of the Company, Containers and Plastics. Messrs. Silver and Horrigan currently intend to vote their shares as a block. Each of Mr. Silver and Mr. Horrigan has sole investment power over 3,422,345.7 shares of Common Stock. As the sole general partner of Silver Family Limited Partnership, Mr. Silver shares investment power with Silver Family Limited Partnership over the 154,198.3 shares of Common Stock owned by such partnership. As the sole general partner of Horrigan Family Limited Partnership, Mr. Horrigan shares investment power with Horrigan Family Limited Partnership over the 154,198.3 shares of Common Stock owned by such partnership. In addition to the shares included in the above table, Messrs. Silver and Horrigan share voting and investment power with S&H over one share of Common Stock owned by S&H.
 (3) Pursuant to the Stockholders Agreement and the Principals Stockholders Agreement, MSLEF II, Messrs. Silver and Horrigan, Silver Family Limited Partnership and Horrigan Family Limited Partnership share voting power with respect to (i) 5,835,842 shares of Common Stock owned by MSLEF II;
     (ii) 3,422,345.7 shares of Common Stock owned by Mr. Silver; (iii) 3,422,345.7 shares of Common Stock owned by Mr. Horrigan; (iv) 154,198.3 shares of Common Stock owned by Silver Family Limited Partnership; and
     (v) 154,198.3 shares of Common Stock owned by Horrigan Family Limited Partnership. In the aggregate, each of MSLEF II, Messrs. Silver and Horrigan, Silver Family Limited Partnership and Horrigan Family Limited Partnership share voting power with respect to 12,988,930 shares of Common Stock. In addition, until December 1998 BTNY has agreed to vote all shares of Common Stock held by it (698,903 shares as of the Record
     Date) for the election of certain directors and against certain mergers and sales of the Company's business or assets, each as set forth in the Stockholders Agreement. See "Certain Relationships and Related Party Transactions--Stockholders Agreements." As discussed in footnote 10 below, MSLEF II, Inc. and Morgan Stanley, Dean Witter, Discover & Co. may be deemed to share voting power with respect to any shares over which MSLEF II has voting power.
 (4) Director of the Company, Containers and Plastics.
 (5) Director of the Company. Includes 100 shares held of record by Mr. Begel's son.
 (6) Director of the Company.
 (7) Includes 211,005 shares that may be acquired through the exercise of vested stock options granted pursuant to the Stock Option Plan.

 (8) Reflects shares that may be acquired through the exercise of vested stock options granted pursuant to the Stock Option Plan.
 (9) Includes 107,570 shares that may be acquired through the exercise of vested stock options granted pursuant to the Stock Option Plan.
(10) MSLEF II has sole investment power over 5,835,842 shares of Common Stock held of record by it. By virtue of their affiliate relationships with MSLEF II, MSLEF II, Inc., the general partner of MSLEF II, and Morgan Stanley Dean Witter & Co., the parent company of MSLEF II, Inc., may be deemed to have shared voting and investment power with respect to any shares of Common Stock over which MSLEF II has voting and investment power. The address for each of The Morgan Stanley Leveraged Equity Fund II, L.P., and Morgan Stanley Leveraged Equity Fund II, Inc. is 1221 Avenue of the Americas, New York, NY 10020. The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.
(11) Based solely upon the Company's review of a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 13, 1998, the Company believes that FMR Corp., together with Edward C. Johnson 3d, the Chairman and owner of 12% of the voting stock of FMR Corp., and Abigail
     P. Johnson, a director and the owner of 24.5% of the voting stock of FMR Corp., has the sole power to vote or direct the vote of 206,900 shares of Common Stock and the sole power to dispose or direct the disposition of 1,087,800 shares of Common Stock.

                       AMENDMENT TO SILGAN HOLDINGS INC.
              FOURTH AMENDED AND RESTATED 1989 STOCK OPTION PLAN

STOCK OPTION PLAN

  Effective as of February 14, 1997, the Board of Directors and stockholders of the Company approved the establishment of the Stock Option Plan. Under the Stock Option Plan, as an additional means of attracting and retaining officers and key personnel, the Company may grant options to purchase shares of Common Stock to participants. Options granted may be either non-qualified stock options or "incentive stock options" satisfying the requirements of Section 422 of the Code.

  The Stock Option Committee administers the Stock Option Plan and has the power to, among other things, choose participants and fix the type of grant and all the terms and conditions thereof, including number of shares covered by a grant and the exercise price. Only officers (including executive officers) and key employees of the Company are eligible to participate in the Stock Option Plan. The stock issuable under the Stock Option Plan includes shares of the Company's authorized and unissued or reacquired Common Stock. The number of shares for which options may be granted under the Stock Option Plan may not exceed 3,533,417 shares.

  Options become exercisable no earlier than one year from the date of grant and in such installments as specified in the option agreement therefor. Except as otherwise determined by the Stock Option Committee, no option may remain exercisable more than ten years from the grant date, subject to earlier termination as provided in the Stock Option Plan.

  All options granted under the Stock Option Plan must be evidenced by an option agreement between the Company and the option recipient embodying all the terms and conditions of the option grant, provided that (i) incentive stock options granted must comply with Section 422 of the Code, (ii) no option shall be transferable or assignable other than by will or the laws of descent and distribution and, during the lifetime of the recipient, such option shall be exercisable only by the recipient, (iii) all options must expire upon or remain exercisable for a limited time after termination of employment, all as specified in the Stock Option Plan, and (iv) upon exercise of options, full payment for the shares covered thereby shall be made in cash or shares of Common Stock already owned or a combination of cash and shares of Common Stock.

  As of the Record Date, options to purchase 1,872,320 shares of Common Stock were outstanding under the Stock Option Plan at exercise prices ranging from $0.56 to $36.75 per share. With respect to certain outstanding options, the Company has an obligation to pay to the optionees an amount per option (the "Carryover Amount") as specified in the applicable option agreement (determined in connection with the 1989 recapitalization of the Company in which options under the Stock Option Plan were issued in exchange for options under a predecessor plan) upon the exercise of such options. An aggregate amount of $805,607 would be payable by the Company to such optionees upon the exercise of such outstanding options.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTION PLAN

  The following discussion sets forth a brief summary of the U.S. federal income tax aspects of options granted under the Stock Option Plan based on tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe a number of special tax rules that could apply in certain circumstances (i.e., alternative minimum tax). State, local and foreign income tax consequences are not discussed, and may vary from locality to locality. Participants in the Stock Option Plan are urged to consult their own tax advisors with respect to the consequences of their participation in the Stock Option Plan.

 Stock Options

  The grant of incentive stock options or non-qualified stock options will not result in taxable income for the optionee at the time the option is granted and the Company will not be entitled to a deduction at that time.

 Non-Qualified Stock Options

  In general, an optionee will be subject to tax for the year of exercise of a non-qualified stock option on the amount of ordinary income in respect thereof, which is equal to the difference between the purchase price and the fair market value of the Common Stock received at the time of such exercise of options. If the Company complies with applicable reporting and withholding requirements, the Company will be entitled to a deduction in a corresponding amount. Income tax withholding requirements apply upon exercise of options, subject to any deduction limitation under Section 162(m) of the Code (discussed below under "Proposed Amendment to Stock Option Plan"). The optionee's tax basis in the Common Stock acquired on exercise will be equal to the exercise price plus the amount of ordinary income subject to tax upon such exercise. Upon subsequent disposition of the Common Stock, the holder will realize capital gain or loss, the taxation of which will depend upon the length of time the holder held the Common Stock received upon the option exercise.

 Incentive Stock Options

  In general, the exercise of an incentive stock option will not result in income for the optionee if the optionee (i) does not dispose of the Common Stock within two years after the date of grant or one year after the acquisition of the Common Stock upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of the option grant until three months (twelve months in the event of permanent disability or death) before the exercise date. If these requirements are met, the tax basis of the Common Stock upon later disposition will be the exercise price. Any gain upon disposition will be taxed to the holder as capital gain under the applicable capital gain tax rates and the Company will not be entitled to a deduction. The excess of the fair market value on the exercise date over the exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

  If an optionee disposes of the Common Stock acquired upon exercise prior to the expiration of either of the holding periods described in clause (i) in the immediately preceding paragraph, the optionee will recognize ordinary income and, subject to any deduction limitation under Section 162(m) of the Code and the Company's compliance with applicable reporting requirements, the Company will be entitled to a corresponding deduction equal to the lesser of (a) the fair market value of the Common Stock on the exercise date minus the exercise price or (b) the amount realized on disposition minus the exercise price. Any gain upon disposition in excess of the amount of the ordinary income portion will be taxable as capital gain under the applicable capital gain tax rates, which will depend upon the length of time the Common Stock was held after exercise.

PROPOSED AMENDMENT TO STOCK OPTION PLAN

  On April 21, 1998, the Board of Directors of the Company unanimously approved, subject to stockholder approval, an amendment to Article III of the Stock Option Plan which will limit the total number of shares of Common Stock underlying options that may be granted under the Stock Option Plan to any one person during any calendar year to one percent (1%) of the total amount of Common Stock outstanding on the first day of such calendar year. The purpose of this amendment is to preserve for the Company, to the maximum extent possible, in accordance with Section 162(m) of the Code, the full deductibility of compensation attributable to amounts received by certain participants in the Stock Option Plan in connection with the exercise of options and the subsequent sale of shares of Common Stock underlying such options. This amendment becomes effective upon stockholder approval.

  A copy of the full text of the amendment to the Stock Option Plan is attached hereto as Exhibit A.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS AMENDMENT TO THE SILGAN HOLDINGS INC. FOURTH AMENDED AND RESTATED 1989 STOCK OPTION PLAN.

                        RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

  Upon recommendation of the Audit Committee, the Board of Directors of the Company, as of April 21, 1998, appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. The Board of Directors of the Company is requesting ratification of such appointment by the stockholders.

  A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending such Meeting, but is not otherwise expected to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers, and ten percent stockholders are also required to furnish the Company with copies of all such filed reports.

  Based solely upon a review of the copies of such reports furnished to the Company, or representations that no reports were required, other than as set forth below the Company believes that all of its directors, executive officers and ten percent stockholders complied with all filing requirements under
Section 16(a) in 1997.

  On or about February 27, 1998, Morgan Stanley filed a Statement of Changes of Beneficial Ownership of Securities on Form 4. Such Form 4 was amended on or about April 3, 1998. Such Form 4, as amended, covers a total of 49 transactions (purchases and sales) that took place during the period beginning in May 1997 and ending in January 1998, which transactions were not reported on a timely basis as required by Section 16(a) of the Exchange Act. In addition, Morgan Stanley informed the Company that these transactions resulted in "short swing" profits recoverable by the Company under Section 16(b) of the Exchange Act. Pursuant to said Section 16(b), in March 1998 Morgan Stanley paid approximately $110,000 to the Company, which amount represents the "short swing" profits the Company believes were realized by Morgan Stanley as a result of engaging in such transactions.

  On April 1, 1998, Mr. Thomas Begel, a director of the Company, filed an amended Initial Statement of Beneficial Ownership of Securities on Form 3 in order to include on such Form 3 100 shares of Common Stock which are held of record by Mr. Begel's son. Such 100 shares are required by the Exchange Act to be reported as beneficially owned by Mr. Begel.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the SEC. Proposals to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than January 1, 1999. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
May 1, 1998

                                                                      EXHIBIT A

                              FIRST AMENDMENT TO
                             SILGAN HOLDINGS INC.
                          FOURTH AMENDED AND RESTATED
                            1989 STOCK OPTION PLAN

  This FIRST AMENDMENT (this "Amendment") to Silgan Holdings Inc. Fourth
Amended and Restated 1989 Stock Option Plan (the "Plan") is made on this   day
of April, 1998, by Silgan Holdings Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware.

  WHEREAS, the Company has determined that it is in its best interests to amend the Plan as set forth herein.

  NOW THEREFORE, upon approval of this Amendment by the Board of Directors and the Stockholders of the Company, the Plan shall be amended as follows:

    1. Article III of the Plan shall be amended by inserting the following new Section 3.10 at the end thereof:

      "3.10 Limitation on Grants to Any Individual in a Single Calendar
            -----------------------------------------------------------
    Year. Notwithstanding anything herein to the contrary, the maximum
    ----
    number of shares of Common Stock with respect to which Options may be granted to any individual during a single calendar year shall be limited to one percent (1%) of the total number of shares of Common Stock issued and outstanding on the first day of such calendar year."

    2. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the day and year first above written.

                                          Silgan Holdings Inc.


                                          By: _________________________________
                                              Name: R. Philip Silver
                                              Title: Chairman of the Board and
                                                     Co-Chief Executive Officer

                                 Form of Proxy
                                 -------------

                             SILGAN HOLDINGS INC.
                               4 LANDMARK SQUARE
                              STAMFORD, CT  06901

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Silgan Holdings Inc. (the "Company") held of record by the undersigned on April 15, 1998 at an Annual Meeting of Stockholders of the Company to be held on June 2, 1998 or any adjournment or postponement thereof.

          When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

1.   ELECTION OF DIRECTORS

     [_] FOR all nominees listed below        [_]  WITHHOLD AUTHORITY to vote
                                                   for all nominees listed below

     [_] EXCEPTIONS*

    Nominees (each to serve until the Company's Annual Meeting of Stockholders in 2001 and until their successors are duly elected and qualified):

                    R. Philip Silver and Leigh J. Abramson

    (INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) *EXCEPTIONS _______________________________________________________

2. To amend the Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan solely to establish a maximum limit on the number of shares of common stock with respect to which options may be granted thereunder to any individual in a single calendar year.

     [_] FOR        [_]  AGAINST      [_]  ABSTAIN

3. To ratify the appointment of Ernst & Young LLP as the Company's Independent Auditors for the fiscal year ending December 31, 1998.

     [_] FOR        [_]  AGAINST      [_]  ABSTAIN